EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 27th day of October, 2009 by and between InferX Corp., a Delaware corporation (the “Company”), and B.K. Gogia, a natural person, residing in the Commonwealth of Virginia (“Executive”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated May 1, 2006 pursuant to which the Executive was employed as President of the Company;

WHEREAS, the Company and the Executive agree to terminate the May 1, 2006 Executive Employment Agreement;

WHEREAS, the Company wishes to employ Executive as its President of the Company’s Technology Solutions Group and Executive wishes to accept such employment;

WHEREAS, the Company and Executive wish to set forth the terms of Executive’s employment and certain additional agreements between Executive and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.	Employment Period

The Company will employ Executive, and Executive will serve the Company, under the terms of this Agreement commencing October 27, 2009 (the “Commencement Date”) for a term of five (5) years unless earlier terminated under Section 4 hereof.  The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2.	Duties and Status

The Company hereby engages Executive as its President of its Technology Solutions Group on the terms and conditions set forth in this Agreement. including the terms and conditions of the Employee Proprietary Information, Inventions, and Non-Competition Agreement attached hereto as Exhibit A and incorporated herein (the “Non-Disclosure Agreement”). Executive agrees to devote the Executive’s entire business time, attention and energies to the business and interests of the Company during the Employment Period. During the Employment Period, Executive shall report directly to the President of the Company and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company.

3.	Compensation and Benefits

(a)
Salary.  During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary of $200,000 per annum, payable semi-monthly, which base salary shall increase to $230,000 per annum when the Company first achieves EBITDA equal to at least $1,000,000 as reported in the Company’s quarterly reports or in the annual report filed with the Securities and Exchange Commission or, if not a reporting company under the Securities Exchange Act of 1934, as amended, the financial statements reviewed by the Company’s independent accounting firm.

(b)
Bonus.  During the Employment Period, Executive shall be eligible for a bonus to be paid in cash, stock or both on terms that shall be mutually acceptable to the Board of Directors (the “Board”) and Executive.  In the event that the Company sells or licenses its software product for at least $1,000,000 or generates EBITDA of $1,000,000 as set forth in Section 3(a) the Company shall pay Executive $122,000 which is equal to Executive’s unpaid salary for 2009 under Executive’s May 1, 2006 Executive Employment Agreement.

(c)
Preferred Shares. Upon execution of this Agreement, Executive shall  receive 1,000,000 shares of the Company’s preferred stock with each share having voting rights along with holders of the Corporation’s shares of common stock equal to 100 votes per share per merger agreement. The Company will issue the Executive 300,000 restricted shares of the Company’s common stock within five (5) days after execution of the Agreement.

(d)
Options. Upon execution of this Agreement, Executive shall also be entitled to receive restricted stock and stock options under the Company’s 2006 Stock Incentive Plan to acquire shares of the Company’s common stock at the discretion of the Board. Executive shall be granted an option to acquire 1,750,000 shares of the Company’s common stock at the market price on the date of grant under the Company’s 2006 Stock Incentive Plan on the effective date of the merger between InferX Corporation and The Irus Group, Inc. under Delaware law. 750,000 options shall vest upon execution of this Agreement and 1,000,000 options shall vest on December 31, 2009.

(e)
Other Benefits.  During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.  In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, standard holidays, twenty (20) days of vacation pay plus five (5) sick/personal days, to be used in accordance with the Company’s vacation pay policy for senior executives.

(f)
Business Expenses.  During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, including telecommunications expenses and travel expenses.

(g)	Automobile Allowance. The Company shall pay $600 per month for an automobile expense for the Executive.

(h)
Life insurance.  The Company shall pay premiums on life insurance with a face value not to exceed $1,000,000.  The premiums will be taxable to Executive and Executive shall have the right to designate the beneficiaries of such policies.

(i)	Health Club. The Company shall pay the monthly cost of the health club of Executive’s choice.

4.	Termination of Employment

(a)
Termination for Cause.  The Company may terminate Executive’s employment hereunder for Cause (defined below).  For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)
a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition);

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)
substantial and continuing neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of fifteen (15) days following receipt of written notice from the Board specifying the nature of such breach;

(iv)	the commission and indictment by Executive of any crime involving moral turpitude or a felony; and

(v)
Executive’s performance or omission of any act which becomes known to any of the customers, clients, stockholders or regulators of the Company, and, as found by the Board, threatens to have or has a material and adverse impact on the business of the Company.

(b)
Termination for Good Reason.  Executive shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below).  For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)           the Company’s material breach of this Agreement;

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law;

(iii)
A material and substantial reduction of the Employee’s responsibilities that is inconsistent with the Employee’s status as a senior executive of the Company, but in each case subject to the limitations on the Employee's rights and responsibilities set forth in Section 2; or

(iv)	A requirement that Executive relocate his permanent residence more than thirty (30) miles from his current address.

(c)
Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d)	Voluntary Termination. Executive, at his election, may terminate his employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)
Termination Upon Death or Permanent and Total Disability.  The Employment Period shall be terminated by the death of Executive.  The Employment Period may be terminated by the Board if Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”).  If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(f)
Termination at the Election of the Company.  At the election of the Company, otherwise than for Cause as set forth in Section 4(a) above, upon not less than sixty (60) days prior written notice of termination.

(g)
Termination for Business Failure.  Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof.  In the event this Agreement is terminated pursuant to this Section 4(g), the Executive will not be entitled to severance pay.

5.	Consequences of Termination

(a)
By Executive for Good Reason or the Company Without Cause.  In the event of a termination of Executive’s employment during the Employment Period by Executive for Good Reason pursuant to Section 4(b) or the Company without Cause pursuant to Section 4 (f) the Company shall pay Executive (or his estate) and provide him with the following, provided that Executive enter into a release of claims agreement agreeable to the Company and Executive:

(i)	Cash Payment. A cash payment, payable in equal installments over a six (6) month period after Executive’s termination of employment, equal to the sum of the following:

(A)	Salary. The equivalent of the greater of (i) twenty-four (24) months of Executive’s then-current base salary or (ii) the remainder of the term of this Agreement (the “Severance Period”); plus

(B)
Earned but Unpaid Amounts.  Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(C)
Equity.  All restricted stock, options, warrants and other equity grants (“Equity”) vested at time of termination shall be retained by Executive and all  Equity that has not vested shall be accelerated and be deemed vested for purposes of this Section 5.

(ii)
Other Benefits.  The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(b)
Other Termination of Employment.  In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary, bonus, and Options through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

(c)
Withholding of Taxes.  All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)
No Other Obligations.  The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements.  Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

(e)
Mitigation or Offset.  Executive shall not be required to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall not be an offset of the payments or benefits set forth in this Section 5.

6.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Articles of Incorporation and the Stock Corporation Act of Virginia, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

The Company shall provide that Executive is covered by Directors and Officers insurance that the Company provides to other senior executives and/or board members.

8.	Cooperation with the Company After Termination of Employment

Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.  Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

9.	Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail or by fax with proof of transmission to the following addresses:

If to Executive:

B.K. Gogia
22789 Zulla Chase Place
Ashburn, VA 20148

Phone: 571 223-1678
Fax:  703-444-2119

If to the Company:

InferX Corp.
Attn: Vijay Suri, President and CEO
46950 Jennings Farm Drive
Suite 290
Sterling, Virginia 20190
Phone:   (703) 444-6030
Fax:    (703) 444-2119

10.	Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

11.	Non-Assignment / Successors

Neither party hereto may assign his/her or its rights or delegate his/hers or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder.  As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

12.	Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Arbitration

Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $50,000, the parties hereby agree to submit such claim to mediation.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the District of Columbia, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator.  The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based.  Mediation shall be governed by, and conducted through, the AAA.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.	Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above

INFERX CORP.

/s/Vijay Suri
By: Vijay Suri
Its: President and CEO

/s/ B.K. Gogia
B.K. Gogia

[Signature Page to B.K. Gogia Executive Employment Agreement]

Exhibit A

Employee Proprietary Information, Inventions, and Non-Competition Agreement